As filed with the Securities and Exchange Commission on April 12, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE CATO CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	56-0484485
(State or Other Jurisdiction of incorporation)	(IRS Employer Identification No.)

8100 Denmark Road Charlotte, North Carolina 28273-5975 (Address of Principal Executive Offices) (Zip Code)

THE CATO CORPORATION DEFERRED COMPENSATION PLAN (Effective July 28, 2011) (Full title of the plan)

Mr. John R. Howe

Executive Vice President and

Chief Financial Officer

The Cato Corporation

8100 Denmark Road

Charlotte, North Carolina 28273-5975

(704) 554-8510

(Name, Address, including Zip Code, and Telephone number,

Including Area Code, of Agent for Service)

Copy to: Patrick S. Bryant Robinson Bradshaw & Hinson, P. A. 101 North Tryon Street Charlotte, North Carolina 28246-0106 (704) 377-8366

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Deferred Compensation Obligations	$20,000,000	100%	$20,000,000	$2,424

(1)  The Deferred Compensation Obligations are general unsecured obligations of The Cato Corporation to pay deferred compensation in the future in accordance with the terms of The Cato Corporation Deferred Compensation Plan (effective July 28, 2011) (the “Plan”).

(2)  Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by The Cato Corporation, a Delaware Corporation (the “Company” or the “Registrant”), to register an additional $20,000,000 of Deferred Compensation Obligations issuable under the Plan.  The Company previously filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 (File No. 333-176511) registering $10,000,000 worth of Deferred Compensation Obligations issuable under the Plan (the “Prior Registration Statement”).

This Registration Statement relates to the same class as that to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E to Form S-8 regarding registration of additional securities.  Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended or superseded hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the  Section 10(a) prospectus relating to the Plan is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8.  Exhibits

Exhibit No.	Description of Exhibit
4.1	The Cato Corporation Deferred Compensation Plan (Effective July 28, 2011), incorporated by reference to Exhibit 10.1 to Form 8-K of the Registrant filed on July 19, 2011
5.1*	Opinion of Robinson Bradshaw & Hinson, P.A
23.1*	Consent of Robinson Bradshaw & Hinson, P.A. (included in Exhibit 5.1)
23.2*	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney (included on the signature page hereto)

*Filed herewith.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, North Carolina, on this 12th day of April, 2019.

THE CATO CORPORATION

By: /s/ John P. D. Cato
John P.D. Cato Chairman, President and Chief Executive Officer

Power of Attorney. Each person whose signature appears below constitutes and appoints Mr. John P.D. Cato and Mr. John R. Howe as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ John P. D. Cato John P. D. Cato	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 12, 2019
/s/ John R. Howe John R. Howe	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 12, 2019
/s/ Jeffrey R. Shock Jeffrey R. Shock	Senior Vice President and Controller (Principal Accounting Officer)	April 12, 2019
/s/ Pamela L. Davies Pamela L. Davies	Director	April 12, 2019
/s/ Thomas B. Henson Thomas B. Henson	Director	April 12, 2019
/s/ Bryan F. Kennedy, III Bryan F. Kennedy, III	Director	April 12, 2019
/s/ Thomas E. Meckley Thomas E. Meckley	Director	April 12, 2019
/s/ Bailey W. Patrick Bailey W. Patrick	Director	April 12, 2019
/s/ D. Harding Stowe D. Harding Stowe	Director	April 12, 2019
/s/ Edward I. Weisiger, Jr. Edward I. Weisiger, Jr.	Director	April 12, 2019